Exhibit 2.3

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (this “Agreement”) is entered into as of the 20th day of October, 2006, by and between Joseph Hess, a Florida resident, (hereinafter “Hess”) and Wireless Holdings, Inc., a Florida corporation (hereinafter referred to as “Holdings”). Capitalized terms used and not defined herein shall have the respective meanings set forth in the Agreement of Merger and Plan of Reorganization dated as of October 17, 2006 (the “Merger Agreement”) among the Purchaser, Wireless Acquisition Holdings Corp., and H2Diesel, Inc.

RECITALS

WHEREAS, Holdings owns 100% of Action Wireless, Inc., a Florida corporation (the ”Subsidiary”), and with respect to which Holdings has certain assets and liabilities as described in Exhibit A hereto and various rights under written and oral agreements listed in Exhibit B hereto (the “Rights”).

WHEREAS, it is the intention of the parties hereto that Hess acquires 100% of issued and outstanding shares of the Subsidiary and all of Holdings’ rights to the Rights.

NOW, THEREFORE, for the mutual consideration set out herein, the parties agree as follows:

AGREEMENT

1.  Purchase and Sale.

(a)
Holdings agrees to sell to Hess, and Hess agrees to purchase from Holdings (i) 1,000 shares of common stock, par value $.001 per share (the “Shares”) of the Subsidiary and (ii) all of Holdings’ right, title and interest in the Rights (including all rights to receive distributions with respect to the Shares and the Rights) at the Closing (as hereinafter defined) on the terms and subject to the conditions set forth in this Agreement.

(b)
Hess agrees to (i) assume all duties, liabilities, responsibilities and obligations of Holdings with respect to the Subsidiary in respect of all periods prior to or after the date hereof (other than liabilities arising under the Merger Agreement) and (ii) indemnify Holdings for its liabilities, responsibilities and obligations with respect to the Subsidiary in accordance with terms of Section 7(b) hereof.

2.  Representations of Holdings.   Holdings hereby represents and warrants that, with respect to the Subsidiary and the Rights to be transferred, effective this date and the Closing Date, the representations listed below are true and correct, to the best of its knowledge, information and belief. Said representations are meant and intended by all parties to apply to the Subsidiary and the Rights.

(a)	Holdings is duly authorized to execute this Agreement and has taken all actions required by law to properly and legally execute this Agreement.

This Agreement has been, or upon execution and delivery thereof will be, duly executed and delivered by Holdings. Upon execution, this Agreement will be, a valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)
As of the Closing Date, there will be issued and outstanding 1,000 shares in the Subsidiary, all of which are owned by Holdings. Holdings has good and marketable title to all of the Shares, and there exists no liens, claims, options, proxies, voting agreements, charges, security interests, or encumbrances of whatever nature (“Liens”) affecting such Shares.

(c)
Holdings does not have any outstanding option, warrant or other right to acquire, directly or indirectly, any securities of the Subsidiary which are or may by their terms become entitled to vote or any securities which are convertible or exchangeable into or exercisable for any securities of the Subsidiary which are or may by their terms become entitled to vote, and Holdings is not subject to any offer, contract, arrangement, understanding or relationship (whether or not legally enforceable) which allows or obligates Holdings to vote, dispose of or acquire any securities of the Subsidiary.

(d)	Holdings is the sole owner of the Subsidiary and the Rights and has the unqualified right to transfer and dispose of the Subsidiary and the Rights as of the Closing Date.

(e)
There are no liabilities, either fixed or contingent against the Subsidiary or the Rights not reflected on Exhibit C hereto other than contracts or obligations in the ordinary and usual course of business; and no such contracts or obligations in the usual course of business constitute liens or other liabilities which, if disclosed, would alter substantially the financial condition of the Subsidiary or the Rights, unless disclosed in Exhibit C hereto.

(f)
Prior to the Closing Date there will not be any negative material changes in the Subsidiary or in the financial position of the Rights, except changes arising in the ordinary course of business, which changes will in no event adversely affect the financial position of said Subsidiary or Rights.

(g)
There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Holdings, threatened against Holdings or the Subsidiary that could reasonably be expected to adversely affect Holdings performance under this Agreement or prevent or materially delay the

Closing. Neither Holdings nor the Subsidiary is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to affect Holding’s performance under this Agreement.

(h)	The execution of this Agreement will not violate or breach any agreement, contract, or commitment to which Holdings is a party.

3.  Representations of Hess:   Hess hereby represents and warrants as follows:

(a)	Hess is a natural person, residing at the address set forth in Section 11 hereof.

(b)
Hess is duly authorized to execute this Agreement and has taken all actions required by law to properly and legally execute this Agreement. This Agreement has been, or upon execution and delivery thereof will be, duly executed and delivered by Hess. Upon execution, this Agreement will be, a valid and binding obligation of Hess, enforceable against Hess in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)	The execution of this Agreement will not violate or breach any agreement, contract, or commitment to which Hess is a party.

(d)
There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Hess, threatened against Hess that could reasonably be expected to adversely affect Hess’ performance under this Agreement or prevent or materially delay the Closing. Hess is not subject to any outstanding order, writ, injunction or decree that could reasonably be expected to affect Hess’ performance under this Agreement.

(e)
Hess acknowledges his understanding that the sale of the Shares is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) of the Securities Act and the provisions of Regulation D promulgated thereunder (“Regulation D”). In furtherance thereof, Hess represents and warrants to Holdings as follows:

(i)
Hess realizes that the basis for the exemption from registration may not be available if, notwithstanding Hess’ representations contained herein, Hess is merely acquiring the Shares for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. Hess does not have any such intention.

(ii)	Hess is acquiring the Shares solely for Hess’ own beneficial account, for investment purposes, and not with view to, or resale in connection with, any distribution of the Shares.

(iii)
Hess has the financial ability to bear the economic risk of his investment, has adequate means for providing for his current needs and contingencies, and has no need for liquidity with respect to the investment in the Subsidiary.

(iv)
Hess and Hess’ attorney, accountant, purchaser representative and/or tax advisor, if any (collectively, “Advisors”), have received this Agreement, together with all exhibits hereto, and all other documents provided by Holdings pursuant to the requests of the Subscriber or its Advisors, if any, and have carefully reviewed them and they understand the information contained therein, prior to the execution of this Agreement.

(v)
Hess (together with his, her or its Advisors, if any) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Subsidiary.

(vi)	Hess is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.  Closing.   The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Greenberg Traurig, P.A., 1221 Brickell Avenue, Miami, Florida 33131, on the date on which the obligations set forth herein shall have been satisfied or waived, or such other date as the parties may mutually agree. The date on which the Closing actually occurs shall be referred to herein as the “Closing Date”.

5.  Conditions Precedent to the Obligations of Holdings.   All obligations of Holdings under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions:

(a)
The representations and warranties of Hess contained in this Agreement shall be accurate and complete in all material respects on and as of the Closing Date and shall not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements and information of Hess contained in Section 3 herein not misleading, and Hess shall have performed and complied in all respects with all covenants and agreements and conditions required to be performed, satisfied or complied with by it hereunder on or prior to the Closing.

(b)
No action, suit or other proceedings shall be pending before any governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

(c)	The merger contemplated by the Merger Agreement shall have been consummated.

(d)
Holdings and Hess shall have entered into the Purchase and Repayment Agreement dated as of October 20, 2006 (“Purchase Agreement”) and Hess shall have performed all of his obligations set forth in the Purchase Agreement.

(e)	All instruments and documents delivered to Holdings pursuant to the provisions hereof shall be reasonably satisfactory to Holdings.

6.  Conditions Precedent to the Obligations of Hess.   All obligations of Hess under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions:

(a)
The representations and warranties of Holdings contained in this Agreement shall be accurate and complete in all material respects on and as of the Closing Date and shall not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements and information of Holdings contained in Section 2 herein not misleading, and Holdings shall have performed and complied in all respects with all covenants and agreements and conditions required to be performed, satisfied or complied with by it hereunder on or prior to the Closing.

(b)
No action, suit or other proceedings shall be pending before any governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

(c)	Holdings shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(d)
(i) Holdings shall have delivered to Hess all stock certificates representing all of the shares of common stock of the Subsidiary held by Holdings, duly endorsed in blank or accompanied by assignments separate from the certificate duly executed in blank and (ii) any other documents that are necessary to transfer to Hess good, valid and marketable title to the all of the Shares.

(e)	The merger contemplated by the Merger Agreement shall have been consummated.

(f)	Holdings and Hess shall have entered into the Purchase Agreement and Holdings shall have performed all of its obligations set forth in the Purchase Agreement.

7.  Indemnification.

(a)
For a two year period, each party shall indemnify and hold harmless the other at all times after the date of this Agreement against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney’s fees incident to any of the foregoing, resulting from any misrepresentations, breach of covenant or warranty or non-fulfillment of any agreement on the part of such party under this Agreement or from any misrepresentation in or omission from any certificate furnished or to be furnished to a party hereunder. Subject to the terms of this Agreement, the defaulting party shall reimburse the other party or parties on demand, for any reasonable payment made by said parties at any time after the Closing, in respect of any liability or claim to which the foregoing indemnity relates, if such payment is made after reasonable notice to the other party to defend or satisfy the same and such party failed to defend or satisfy the same.

(b)
In addition, Hess and the Subsidiary, jointly and severally, shall indemnify and hold harmless Holdings at all times after the date of this Agreement against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney’s fees incident to any of the foregoing, resulting from any claims, liabilities or non-fulfillment of any agreement with respect to the Subsidiary and the Rights. Subject to the terms of this Agreement, Hess and the Subsidiary, jointly and severally, shall reimburse Holdings on demand, for any reasonable payment made by said parties at any time after the Closing, in respect of any liability or claim to which the foregoing indemnity relates, if such payment is made after reasonable notice to Hess to defend or satisfy the same and Hess failed to defend or satisfy the same in a timely manner.

8.  Nature and Survival of Representations.   All representations, warranties and covenants made by any party in this Agreement shall survive the Closing hereunder and the consummation of the transactions contemplated hereby for two years from the date hereof. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for and not upon any investigation upon which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

9.  Documents at Closing.   Between the date hereof and the date of Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

(a)	Holdings will deliver, or cause to be delivered, to Hess the following:

(1)	such executed documents as required by this Agreement.

(2)	certified copies of resolutions by Holdings’ Board of Directors authorizing Holdings to enter into this Agreement and the transactions contemplated hereby.

(3)
such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or which may be reasonably requested in furtherance of the provisions of this Agreement.

(b)	Hess will deliver or cause to be delivered to Holdings such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement.

10.  Termination of Agreement.   This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date:

(a) by the mutual consent of Holdings and Hess;

(b)	by Hess, by written notice to Holdings, if Holdings breaches in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement;

(c)	by Holdings, by written notice to Hess, if Hess breaches in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement; or

(d)	by either party if the Closing has not been consummated on or prior to sixty (60) days from the date hereof.

11.  Miscellaneous.

(a)
Further Assurances. At any time, and from time to time, after the effective date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to the Subsidiary or any Rights transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

(b)
Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other terms of this Agreement.

(c)
Notices. All notices and other communications under this Agreement shall be in writing and delivery thereof shall be deemed to have been made when transmitted by hand delivery, commercial overnight delivery service, telegram, telex, telecopier or facsimile transmission, when confirmed, to the party entitled to receive the same at the address indicated below or at such other address as such party shall have specified by written notice to the other parties hereto given in accordance herewith:

(i)	if to Hess, addressed to:

Mr. Joseph Hess
301 North Ocean Blvd.
Pompano Beach, FL 33602

with a copy to:

Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Attention: Gregg E. Jaclin, Esq.

(ii)	if to Holdings, addressed to:

Wireless Holdings, Inc.
301 North Ocean Blvd.
Pompano Beach, FL 33062
Attention: Joseph Hess, President

with a copy to:

H2Diesel, Inc.
20283 State Road 7, Suite 40
Boca Raton, FL 33498
Attention: Lee S. Rosen, President

with an additional copy to:

Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
Attention: Ira N. Rosner, Esq.

(d)	Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)
Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f)
Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without reference to the conflict of laws principles thereof that would cause the laws of another jurisdiction to apply. Holdings and Hess consent to the exclusive jurisdiction and venue of the Courts of the State of Florida located in Palm Beach County and the United States District Court of the Southern District of Florida in connection with any claim or controversy arising out of or relating to this Agreement.

(g)
Binding Effect and Assignment. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns. This Agreement may be assigned by either party; provided, however, that the appropriate permission has been given by those governmental entities whose permission may be necessary to effect the performance of this Agreement.

(h)	Time. Time is of the essence with respect to the obligations of the parties under this Agreement.

(i)
Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective directors, officers, heirs, legal representatives, attorneys, successors and assigns.

(j)	Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

(k)
Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an instrument in writing signed by each of the parties to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

SELLER:

WIRELESS HOLDINGS, INC.

By: /s/ Joseph P. Hess
Name: Joseph P. Hess
Title: President

HESS:

/s/ Joseph P. Hess
Joseph P. Hess

SUBSIDIARY:

Accepted and agreed to by the Subsidiary
(solely with respect to Section 7(b) hereof):

ACTION WIRELESS, INC.

By: Joseph P. Hess
Name: Joseph P. Hess
Title: President

EXHIBIT A

ASSETS AND LIABILITIES OF ACTION WIRELESS, INC.

ASSETS

None.

LIABILITIES

None.

EXHIBIT B

RIGHTS OF ACTION WIRELESS, INC.

Rights to be transferred pursuant to this Agreement:

The right to use the Name “Action Wireless, Inc.”

All agreements, both written and oral entered into prior to the date hereof of Holdings relating to the Subsidiary’s business.

EXHIBIT C

LIABILITIES

None.